EXHIBIT 11.1


                          JD American Workwear, Inc.

               Statement Re: Computation of Per Share Earnings



                                                                    Year Ended
                                                     ---------------------------------------
                                                     February 28, 1995     February 29, 1996
                                                     -----------------     -----------------

Net Loss                                               $  (585,047)          $ (1,171,988)
Weighted average common shares outstanding                 875,000(1)             969,762
"Cheap" stock issued December 1994 - August 1995           388,455
                                                       ----------------------------------
                                                         1,263,455                969,762
                                                       ==================================

Loss per share                                         $      (.46)          $      (1.21)
                                                       ==================================

-------------------
<F1>  Excludes "cheap" stock issued from September of 1994 through August of
      1995 which is viewed as outstanding for all periods presented.

<F2>  There is no difference between primary and fully diluted loss per share.